Exhibit 99.5

March 18, 2026

The Board of Directors

Calavo Growers, Inc.

1141-A Cummings Road

Santa Paula, California 93060

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated January 14, 2026, to the Board of Directors (in its capacity as such) of Calavo Growers, Inc. (“Calavo”) included as Annex C to, and to the references to such opinion letter under the captions “SUMMARY—Opinion of Calavo’s Financial Advisor”, “THE MERGERS—Background of the Transaction”, “THE MERGERS— Recommendation of the Calavo Board and Calavo’s Reasons for the First Merger”, and “THE MERGERS—Opinion of Calavo’s Financial Adviser” in, the joint proxy statement/prospectus relating to the proposed merger involving Mission Produce, Inc. (“Mission Produce”) and Calavo, which joint proxy statement/prospectus forms a part of the Amendment No. 1 to the Registration Statement on Form S-4 of Mission Produce filed with the Securities and Exchange Commission on the date hereof (the Amended “Registration Statement”). By giving the foregoing consent, we do not thereby admit that we are experts with respect to any part of such Amended Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC